                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                      BALLISTIC RECOVERY SYSTEMS, INC.
          ________________________________________________________
                                (Name of Issuer)

                         Common Stock, $0.01 par value
          _________________________________________________________
                         (Title of Class of Securities)

                         Common Stock:  058659 10 3
          _________________________________________________________
                                    (CUSIP Number)




Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                     _____
                        (Continued on following page(s))

                               Page 1 of 4 Pages
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         13G(Individuals - continued)                        Page 2 of 4


CUSIP No. 058659 10 3


1.       Name of Reporting Person and I.R.S. Identification No.:
         DARREL DEAN BRANDT

2.       Member of a Group: (a) ________  (b)  ____X____

3.       SEC USE ONLY:

4.       Citizenship or Place of Organization:  U.S.A.

5.       Sole Voting Power: 2,291,000

6.       Shared Voting Power: --

7.       Sole Dispositive Power: 2,291,000

8.       Shared Dispositive Power: --

9.       Aggregate Amount Beneficially Owned by each Reporting Person:
         2,291,000

10.      Check Box if the Aggregate Amount in Row 9 excludes Certain
         Shares: ___

11.      Percent of Class Represented by Amount in Row 9: 41.5%

12.      Type of Reporting Person:  IN

         13G(Individuals - continued)                           Page 3 of 4


Item 1(a)
and (b)             NAME AND ADDRESS OF ISSUER:

                    Ballistic Recovery Systems, Inc.
                    300 Airport Road
                    South St. Paul, MN  55075

Item 2(a)           NAME OF PERSON FILING: Darrel Dean Brandt


Item 2(b)           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                    RESIDENCE:

                    8603 West First Street
                    Cedar Falls, IA 50613


Item 2(c)           CITIZENSHIP:  USA

Item 2(d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value


Item 2(e)           CUSIP NUMBER: 058659 10 3


Item 3              THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR
                    13d-2(b).


Item 4(a)           AMOUNT BENEFICIALLY OWNED:

                    2,291,000 shares at December 31, 1997.(Includes 1,050,000
                    shares issuable upon exercise of currently exercisable options.)

Item 4(b)           PERCENT OF CLASS:

                    41.5% pursuant to Rule 13d-3(c).

Item 4(c)           NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

                    (1)      Sole power to vote or to direct the vote
                             2,291,000
                             ---------
                    (2)      Shared power to vote or to direct the vote  -0-
                                                                        -----
                    (3) Sole power to dispose or to direct the disposition of 2,291,000
                                ---------
                    (4) Shared power to dispose or to direct the disposition of -0-
                                            -----

Item 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable

         13G(Individuals - continued)                           Page 4 of 4


Item 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable

Item 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable

Item 9              NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable

Item 10             CERTIFICATION.

                    Not Applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date    February 6, 1998.                      /S/ Darrel D. Brandt
____                                           ____________________
                                               Darrel Dean Brandt